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                        AGREEMENT FOR PURCHASE AND SALE
                    OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of this ___ day of ___________, 2002, by and between PARK SAHARA OFFICE CENTER LIMITED, a Nevada limited partnership ("Seller") and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company ("Buyer"), with reference to the following facts:

     A. Seller owns certain real property located at 1820 thru 1860 East Sahara Avenue, Las Vegas, Clark County, Nevada, commonly known as Park Sahara Office Center and such other assets, as the same are herein described.

     B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller such real property and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1.   Purchase and Sale.

     1.1. The purchase and sale includes, and at Close of Escrow (hereinafter defined) Seller shall sell, transfer, grant and assign to Buyer, Seller's entire right and interest in and to all of the following (hereinafter sometimes collectively, the "Property"):

          1.1.1. That certain real property commonly known as Park Sahara Office Center, located at 1820 thru 1860 E. Sahara Avenue, Las Vegas, Nevada and more specifically described in Exhibit "A" attached hereto, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the real property and all easements, development rights, rights of way, and other rights appurtenant to the real property (all of the foregoing being collectively referred to herein as the "Real Property");

          1.1.2. All leases (the "Leases"), including associated amendments, with all persons ("Tenants") leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Close of Escrow, together with all security deposits, other deposits held in connection with the Leases,

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                    Lease guarantees and other similar credit enhancements
                    providing additional security for such Leases;

          1.1.3. All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, equipment, furniture, tools and supplies, and all related intangibles including Seller's interest in the name "Park Sahara Office Complex" (the "Personal Property")

          1.1.4. All service contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Property (the "Contracts"); and

          1.1.5. All building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property, originals of which will be delivered to Escrow Holder (hereinafter defined) at the Close of Escrow (hereinafter defined) to the extent the same are in Seller's possession (the "Permits").

2.   Purchase Price.

     The total Purchase Price of the Property shall be Twelve Million Two Hundred Thousand And No/100 Dollars ($12,200,000.00) ("Purchase Price") payable as follows:

     2.1. Deposit/Further Payments.

          2.1.1. Within two (2) business days after the expiration of the Due Diligence Period and if the Buyer has not terminated this Agreement Buyer shall deposit into Escrow (hereinafter defined) the amount of Two Hundred Thousand And No/100 Dollars ($200,000.00) (the "Deposit"), in the form of a wire transfer payable to Old Republic Title Company, Las Vegas, Nevada ("Escrow Holder"). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer's account and shall be deemed to be part of the Deposit. The Deposit shall become non refundable, provided that, the Lender approves Buyer's assumption of the loan as herein defined except in the event of (a) a default by Seller, (b) a casualty or condemnation which gives the Buyer the right to terminate this Agreement or (c) a failure of a Buyer condition precedent. In the event that this Agreement is terminated by Buyer in accordance with its terms,

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                    the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto.

          2.1.2.    Reserved

          2.1.3. On or before Close of Escrow, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price less (i) a $7,400,000 loan (the "Loan") made by IDS (a subsidiary of Shearson American Express) and (ii) $1,000,000, representing the Seller financing, in immediately available funds by wire payable to Escrow Holder except that the First Trust Deed may be adjusted down to $7,150,000 and the Second Trust Deed increased to provide aggregate financing of $8,400,000.

3.   Title to Property.

     3.1. Title Insurance.

          Seller will, at Seller's sole expense, cause Escrow Holder to issue an Extended Coverage ALTA Owner's Policy of Title Insurance (the "Title Policy") from Old Republic Title Company (the "Title Company") for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. The Title Policy shall be free and clear of exceptions except as follows:

          3.1.1. Real property taxes and assessments, which are a lien not yet due;

          3.1.2. The Permitted Exceptions (hereinafter defined) included in such policy and approved by Buyer as herein described.

     3.2. Procedure for Approval of Title.

          Seller shall, no later than the approval date of all other books and records, but, prior to Buyer's physical inspection, provide to Buyer a current title insurance commitment for the Real Property, including good and legible copies of all related items certified as exceptions thereto (the "Title Documents"). Buyer shall have thirty (30) days following receipt of the later Title Documents and the 1997 Survey (hereinafter defined) to review and approve, in writing, the condition of the title to the Real Property ("Title Review Period"). If the Title

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          Documents (or the Survey) reflect or disclose any defect, exception or other matter affecting the Real Property ("Title Defects") that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer's objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have objected to all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) days following the conclusion of the Title Review Period ("Seller's Notice Period"), to cure or remove the objections made or deemed to have been made by Buyer; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove any monetary encumbrances affecting the Real Property, and (iii) remove any Title Defect that attaches to the Real Property subsequent to the conclusion of the Title Review Period. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during the Seller's Notice Period shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any objection, Seller shall have fifteen (15) days from the conclusion of the Title Review Period ("Cure Period") in which to accomplish the cure. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, then Buyer shall be entitled, as Buyer's sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of the Seller's Notice Period waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to terminate this Agreement. Any exceptions to title accepted by Buyer pursuant to the terms of this paragraph shall be deemed "Permitted Exceptions."

4.   Due Diligence Items.

     4.1. Seller shall, within ten (10) days following Buyer's request (the "Delivery Date"), deliver to Buyer each of the following (collectively, the "Due Diligence Items"):

          4.1.1.    An ALTA survey of the Real Property dated 1997 (the
                    "Survey");

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          4.1.2.    Copies of all Leases presently in effect with respect to the
                    Real Property, together with any amendments or modifications thereof;

          4.1.3. A "rent roll" with respect to the Real Property for the calendar month immediately preceding the date that a fully executed copy of this Agreement is received by the Buyer, showing with respect to each Tenant of the Real Property:
                    (1) the name of the Tenant, (2) the number of rentable square feet in Tenant's premises as set forth in Tenant's Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease, (5) any available options for the Tenant under the Lease; and (6) the amount of any security deposit;

          4.1.4. A "rent roll" current as of December 2000, 2001 and 2002 year to date;

          4.1.5. An aging report showing, with respect to each Tenant of the Real Property, the date through which such Tenant has paid rent and a Tenant by Tenant monthly aging report for the preceding 24 months and showing any rents paid on a delinquent basis, if any;

          4.1.6. A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Real Property, if any, together with copies of the same;

          4.1.7. All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller or under the control of Seller, if any;

          4.1.8. True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

          4.1.9. A schedule of all current or pending litigation with respect to the Real Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller's ability to perform hereunder, together with a brief description of each such proceeding;

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          4.1.10.   Operating statements for the Real Property five (5) years, for any periods during which Seller was owner of the Real Property;

          4.1.11. Copies of Tenant files and records relating to the ownership and operation of the Real Property (provided, however, with Buyer's consent such files and records may be made available for inspection by Buyer during ordinary business hours at Seller's management office);

          4.1.12. An inventory of all personal property located on the Real Property which is used in the maintenance of the Real Property or stored for future use with the Real Property;

          4.1.13. Copies of existing loan documents and notes affecting the Real Property, if loan is to be assumed;

          4.1.14. Copies of utility bills for the Real Property for the calendar years 2000, 2001 and 2002 year to date;

          4.1.15.   Reserved;

          4.1.16.   Reserved;

          4.1.17. Seller's most recent Environmental Impact Report for the Real Property; and

          4.1.18.   Reserved.

     4.2. Estoppel Certificates.

          Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to Close of Escrow, estoppel certificates from (a) Old Republic Title Company, Dept. of Education, Nevada/Appeals, ABPA (3 suites), The Gonzalez Law Firm, Answer Plus, Inc., Consumer Affairs, Nevada Public Works Board (the "Major Tenants") and (b) seventy five percent (75%) of all remaining Tenants of the Real Property (measured by square footage occupied) (the "Required Percentage Estoppels"), in all cases in a form provided by, or otherwise approved by, Buyer. In the event Seller is unable to obtain the Required Percentage Estoppels despite diligent efforts to do so, Seller may deliver to Buyer an estoppel certificate executed by Seller and otherwise in form approved by Buyer covering sufficient estoppels that, together with those obtained, equal the Required Percentage Estoppels; provided, however, Seller shall thereafter continue to use diligent efforts to obtain an estoppel

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          certificate executed by any such Tenant. Whether executed by the
          Tenant or by Seller, the matters certified in the estoppel certificates shall be subject to Buyer's reasonable approval. Buyer shall notify Seller within three (3) business days following receipt of a copy of any executed estoppel certificate of Buyer's approval or disapproval and the basis of such disapproval, if disapproved. If (a) Buyer reasonably disapproves of any estoppel certificate, and Seller is unable to deliver a reasonably acceptable estoppel certificate prior to the Close of Escrow, and, without such estoppel certificate Seller will have failed to deliver the Required Percentage Estoppels or (b) Seller is unable to deliver acceptable forms of the Major Estoppels, this Agreement shall automatically terminate, Buyer shall be entitled to a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other. In addition to the foregoing, Seller shall use diligent efforts to obtain any and all subordination, attornment and non-disturbance agreements required by Buyer's lender.

5.   Inspections.

     5.1. Procedure; Indemnity.

          Buyer, at its sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Real Property at any time from and after the Delivery Date and for a period of sixty (60) days (30 days for books and records and 30 days for physical inspection) thereafter (the "Due Diligence Period"); provided, however, if the Due Diligence Items are not delivered on the Delivery Date, the commencement of the Due Diligence Period shall automatically be extended for a period equal to the associated delay in delivery of such materials beyond the Delivery Date, but, in no event, beyond August 30, 2002. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the "Inspections"). Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer's Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys' fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections performed by Buyer.

     5.2. Approval.

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          5.2.1.    Buyer shall have until the conclusion of the Due Diligence
                    Period (as the same may be extended in accordance with the terms of Paragraph 5.1 above) to approve or disapprove of the Inspections and the Due Diligence Items enumerated in Paragraph 4. If Buyer shall fail to deliver a written notice to Seller within the Due Diligence Period approving the condition of the Real Property this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property 5.2.2. Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer's inspection of the Real Property.

6.   Escrow.

     6.1. Opening.

          Purchase and sale of the Property shall be consummated through an escrow ("Escrow") to be opened with Escrow Holder within two (2) business days of the expiration of the Due Diligence Period or sooner if Buyer has completed and approved all Due Diligence Inspection (the "Opening of Escrow"). This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

     6.2. Close of Escrow.

          Escrow shall close at a mutually agreeable date ("Close of Escrow") within sixty (60) days after the expiration of the Due Diligence Period

     6.3. Buyer Required to Deliver.

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          Buyer shall deliver to Escrow the following:

          6.3.1.    In accordance with Paragraph 2, the Deposit;

          6.3.2. On or before Close of Escrow, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer's purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

          6.3.3. On or before Close of Escrow, such other documents as Escrow Holder may require from Buyer in order to issue the Title Policy;

          6.3.4. An original Assignment and Assumption Agreement, duly executed by Buyer assuming all of Seller's right, title and interest in and to the Leases, the Permits and the Contracts from and after the Close of Escrow; and

          6.3.5. A Loan Assumption Agreement pursuant to which the Buyer assumes the Loan;

          6.3.6. $1,000,000 promissory note in the form attached hereto as Exhibit "B" payable to the Seller (the "Deferred Note") and with interest payable at the rate of 7% and all principal payable on September 1, 2007;

          6.3.7. A deed of trust in the form attached hereto as Exhibit "C" securing the Deferred Note.

     6.4. Seller Required to Deliver.

          On or before Close of Escrow, Seller shall deliver to Escrow or Buyer, as applicable, the following:

          6.4.1. A duly executed and acknowledged Warranty Deed, conveying fee title to the Real Property in favor of Buyer;

          6.4.2. A completed Certificate of Non-Foreign Status, duly executed by Seller under penalty of perjury;

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          6.4.3.    Reserved;

          6.4.4. A Bill of Sale, for the Personal Property, if any, in favor of Buyer and duly executed by Seller;

          6.4.5. Such other documents as Escrow Holder may require from Seller in order to issue the Title Policy;

          6.4.6. Tenant's estoppel certificates as required by and provided for in Paragraph 4.2;

          6.4.7. An original Assignment and Assumption Agreement duly executed and acknowledged by Seller, assigning all of Seller's interest in and to the Leases, Contracts and Permits to Buyer from and after the Close of Escrow;

          6.4.8. To Buyer, all keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller's possession;

          6.4.9. A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership as set forth;

          6.4.10.   To Buyer, the original Leases; and

          6.4.11. To Buyer, all records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property.

          6.4.12. To Buyer, the services of Seller's Property Manager for the purpose of assisting Buyer with orientation for a period of 90 days at Seller's expense.

     6.5. Buyer's Costs.

          Buyer shall pay the following:

          6.5.1.    One-half (1/2) of Escrow Holder's fee, costs and expenses;

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          6.5.2.    The cost of recording Second Trust Deed and the Loan
                    Assumption Agreement and the assumption fee charged by the lender; and

          6.5.3. All other costs customarily borne by purchasers of real property in Clark County, Nevada.

     6.6. Seller's Costs.

          Seller shall pay the following:

          6.6.1.    One-half (1/2) of Escrow Holder's fees, costs and expenses;

          6.6.2. The cost of recording the Warranty Deed and any transfer tax;

          6.6.3.    Escrow Holder premium for the Title Policy; and

          6.6.4. All other costs customarily borne by sellers of real property in Clark County, Nevada; and

          6.6.5. The cost to buy down the interest rate on the loan by 1% to 7%.

     6.7. Prorations.

          6.7.1. Real property taxes, personal property taxes, assessments, rents, and CAM expenses shall be prorated through Escrow between Buyer and Seller as of Close of Escrow. All security deposits shall be paid over to Buyer. Rents and CAM expenses shall be approved by Buyer prior to Close of Escrow. Any delinquent rents attributable to periods prior to the Close of Escrow and which are collected by Buyer or Seller shall be retained by or paid to Seller; provided, however, that any amounts collected by Buyer or Seller shall be first applied to any rents then due to Buyer and, if collected by Seller, remitted to Buyer for such purpose. Seller shall have the right to pursue any Tenant for delinquent rent, but shall not (a) cause Tenant to be delinquent for their current rent or become financially unstable or (b) have the right to seek eviction of the Tenant by unlawful detainer or other means. Tax and assessment prorations shall be based on the latest available tax bill. If after Close of Escrow either party receives any further or supplemental tax bill relating to any period prior to Close of Escrow, the recipient shall promptly deliver a copy of such tax bill to the other party, and not later than ten (10) days prior to

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                    the delinquency date shown on such tax bill Buyer and Seller shall deliver to the taxing authority their respective shares of such tax bill, prorated as of Close of Escrow. All prorations shall be based on a 360-day year.

          6.7.2. All leasing commissions owing and tenant improvements with respect to the Real Property entered into prior to execution of the Agreement including, but not limited to, commissions for lease renewals and expansion options, shall be paid by Seller, and Seller shall indemnify and hold Buyer harmless for lease commission claims brought against the Real Property arising therefrom. All leasing commissions and tenant improvement costs for new Leases executed after the date of this Agreement shall be prorated between Buyer and Seller as their respective periods of ownership bears to the primary term of the new Lease subject, in all events, to the prior approval of said Leases as herein provided by Buyer pursuant to Paragraph 7.3.

          6.7.3. Seller agrees to indemnify and hold Buyer harmless from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorney fees (except those items which under the terms of this Agreement specifically become the obligation of Buyer), brought by third parties and based on events occurring on or before the Close of Escrow and which are in any way related to the Property.

          6.7.4. Buyer agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits and judgments, of any kind or nature, including court costs and reasonable attorneys fees, brought by third parties and based on events occurring subsequent to the Close of Escrow and which are in any way related to the Property.

     6.8. Determination of Dates of Performance.

          Promptly after the Opening of Escrow, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following Projected Dates:

          6.8.1. The date by which the amounts described in Paragraph 2 must be deposited by Buyer, for which determination Escrow Holder shall assume satisfaction of the condition expressed in Paragraph 2 on the last date stated for its satisfaction; and (September 17th)

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          6.8.2.    The date of Close of Escrow pursuant to Paragraph 6.2.
                    (November 17, 2002)

          If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.

7.   Seller Representations, Warranties, and Covenants

     7.1. Representations and Warranties.

          Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

          7.1.1. Seller is a limited partnership duly formed and validly existing under the law of the State of Nevada. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

          7.1.2. Seller has good and marketable title to the Real Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller's knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

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          7.1.3.    Seller is not a "foreign person" within the meaning of
                    Section 1445(f) of the Internal Revenue Code.

          7.1.4. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

          7.1.5. Except as set forth on any schedule of litigation delivered pursuant to Paragraph 4.1.9, there are no actions, suits or proceedings pending, or to the best of Seller's knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

          7.1.6. Seller has not received any notice of any violations of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Real Property or any portion thereof.

          7.1.7. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

          7.1.8. Seller has not experienced any material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property.

          7.1.9. To Seller's knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller's knowledge there is no pending, or contemplated, rezoning. To Seller's knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

          7.1.10. The information in the Rent Roll is true, correct, and complete. Seller has or will pursuant to Paragraph 4 and Paragraph 7.3 deliver to Buyer true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll, a copy of which is attached hereto as Exhibit "D". There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Rent Roll and the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller's assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller's knowledge, any Tenant is in default under its Lease. Seller is in full compliance with all of the landlord's obligations under the Leases, and Seller has no obligation to any Tenant under the Leases to further improve such Tenant's premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one
                    (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Close of Escrow.

          7.1.11. To Seller's knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

          7.1.12. To Seller's knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

          7.1.13. To Seller's knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

          7.1.14. Except for the Contracts, there are no agreements or other obligations which may affect the current use of the Real Property. Seller has fully performed all of the obligations required to be performed by Seller under the Contracts, and to Seller's knowledge, the other parties to the same are not in default thereunder.

          7.1.15. The operating statements furnished to Buyer in connection with or pursuant to this Agreement (a) accurately reflect the financial condition of the Real Property as of the date thereof and (b) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

          7.1.16. Seller has no knowledge of nor received any written notice of violation issued pursuant to any environmental law with respect to the Real Property or any use or condition thereof. There are no above-ground or underground storage tanks located on the Real Property.

          7.1.17. Seller has not released and, to the best of Seller's knowledge, there has been no release of, any pollutant or hazardous substance of any kind onto or under the Real Property that affects the Real Property or that would result in the prosecution of any claim, demand, suit, action or administrative proceeding against Buyer as owner of the Real Property based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. 9601 et seq.

          7.1.18. Since the date of the Survey (a) the Seller has not conveyed any of the Real Property; (b) constructed any improvement on the Real Property nor has any adjoining property owner constructed any improvement on the Real Property and (c) granted any easement on the Real Property.

          7.1.19. No litigation pending or threatened with respect to the Real Property or any part thereof.

     7.2. Indemnity; Survival.

          The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Close of Escrow and shall survive the Close of Escrow for a period of one year and shall not be merged as of the date of the Close of Escrow hereunder. Seller shall indemnify and defend Buyer against and hold Buyer harmless from, and shall be responsible for all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorney's fees, that may be suffered or incurred by Buyer, including any third party due diligence expenses incurred by Buyer, if any representation or warranty made by Seller is untrue or incorrect in any material respect when made. The terms of Seller's indemnity set forth above with respect to the representations and warranties made herein shall survive for a period of one year following the Close of Escrow.

     7.3. Covenants of Seller. Seller hereby covenants from and after the date of this Agreement as follows:

          7.3.1. To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts as are maintained by Seller on the date hereof.

          7.3.2. That any building constituting an improvement on the Real Property will be in the same physical condition at the Close of Escrow that it was at the date of Buyer's inspection, and that all normal maintenance has been conducted from and after the expiration of the Due Diligence Period in the same fashion as prior to the expiration of the Due Diligence Period.

          7.3.3. To not enter into any new lease with respect to the Real Property, without Buyer's prior written consent, which shall not be unreasonably withheld. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this paragraph in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be consent. Seller's execution of a new lease or modification or cancellation of an existing Lease following Buyer's reasonable refusal to consent thereto shall constitute a default hereunder.

          7.3.4. To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

          7.3.5. To not, without Buyer's written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

          7.3.6. To fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

          7.3.7. To provide Buyer with monthly rent rolls containing the same information in its rent roll delivered pursuant to Section 4.1.3.

          7.3.8. To provide Buyer with copies of (a) any default letters sent to tenants and, (b) any copies of correspondence received from a Tenant that it is "going dark" or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

8.   Buyer Representations and Warranties.

     Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate that Buyer is a limited liability company duly organized and validly existing under the laws of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.   Conditions Precedent to Close of Escrow

     9.1. Conditions Precedent.

          The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

          9.1.1. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller's part as required by the terms of this Agreement.

          9.1.2. There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

          9.1.3.    Unless Seller receives notice from Buyer at least thirty
                    (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

          9.1.4. Seller shall have operated the Real Property from and after the date hereof in substantially the same manner as prior thereto.

          9.1.5. Seller shall deliver to Buyer copies of Tenant insurance certificates.

          9.1.6. No Major Tenant shall be in default under its lease nor shall any Major Tenant have (i) given notice that it is discontinuing operations at the Real Property (ii) filed bankruptcy or sought any similar debtor protective measure or (iii) gone dark.

          9.1.7.    Reserved.

          9.1.8. If any security deposit is in a form other than cash, the instrument constituting the security deposit must be reissued in Buyer's name or else a cash escrow equal to the amount of the security deposit will be established at closing until the instrument is reissued in Buyer's name.

          9.1.9. In the event that after the expiration of the Due Diligence Period any Tenant, other than a Major Tenant, goes dark, files for bankruptcy, seeks protection under any other debtor protection law or gives notice that it is vacating the premises prior to the expiration of its Lease, the Buyer shall be required to enter into a master lease for that Tenant's Space for the remainder of the term of the Lease at the rent payable under the lease including, but not limited to, all CAM charges, insurance reimbursements, and tax reimbursements.

     9.2. Effect of Failure.

          If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Paragraph 9, Seller may, within five (5) days after receipt of Buyer's notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10.  Damage or Destruction Prior to Close of Escrow

     In the event that the Real Property should be damaged by any casualty prior to Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties, is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other or (ii) proceed to Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer.

     The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Paragraph shall be delivered no later than thirty (30) days following Buyer's receipt of Seller's notice of such casualty.

11.  Eminent Domain

     If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer's intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller's receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property.

12.  Notices.

     All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by telecopy or
     (d) by a nationally recognized overnight delivery courier. Notices delivered by telecopy or overnight courier shall be deemed received on the business day following transmission. Notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

Seller:                                 Park Sahara Office Center Limited

                                        Attn: Ronald W. Gardiner
                                        C/o National Equity Investments, Inc.
                                        1377 Coppelia Court
                                        Henderson, NV 89052

With Required Copy to:                  ----------------------------------------
                                        ----------------------------------------
                                        ----------------------------------------
                                        ----------------------------------------

Buyer:                                  Anthony W. Thompson
                                        TRIPLE NET PROPERTIES, LLC
                                        1551 N. Tustin Avenue, Suite 650
                                        Santa Ana, CA 92705
                                        (714) 667-8252
                                        (714) 667-6860 Fax

With Required Copy to:                  Louis J. Rogers, Esquire
                                        Hirschler Fleischer
                                        701 East Byrd Street, 15th Floor
                                        Richmond, Virginia 23219
                                        (804) 771-9567
                                        (804) 644-0957 Fax

13.  Remedies

     13.1. Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days thereafter during which period Seller may cure the default, Buyer may at its option, either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer without any further action required from either party, and bring an action for any damages incurred by Buyer or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

     13.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

     In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the Due Diligence Items.

14.  Assignment.

     Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder and further provide that the assignee can qualify for the underlying loan.

15.  Interpretation and Applicable Law

     This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16.  Amendment

     This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17.  Attorney's Fees

     In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

18.  Entire Agreement; Survival

     This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.

     The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

19.  Counterparts

     This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20.  Time is of the Essence

     Time is of the essence of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of California.

21.  Real Estate Commission

     Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with CB Richard Ellis The Palmer Team and Sherif Michael as its brokers and will pay a commission to said brokers of $297,000 and $113,000 respectively and a commission of $320,000.00 to Triple Net Properties Realty, Inc. if, but only if, the Close of Escrow occurs pursuant to this Agreement. Such commission shall be payable upon the Close of Escrow from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Paragraph.

22.  Financing Contingency.

     Buyer's obligations under this Agreement are contingent upon Buyer obtaining approval from the IDS (a subsidiary of Shearson American Express (the "Lender) for the assumption of the existing loan of record. Seller will "buy down" the interest rate on the current underlying loan by 1% to 7% and will cooperate with Buyer in increasing the loan amount to $7,400,000. This underlying structure would result in a split first consisting of approximately $5,000,000 @7% and $2,400,000 with a target interest rate of 6.92%. The loan payments would be based on an original 25 year amortization schedule of which 20 years would be remaining and 5 years remaining on the date (September 2007). The loan prepayment is subject to a yield maintenance formula.

     Seller would carry back a Second Trust Deed in the amount of $1,000,000 at rate of 7% interest only, all principal and any accrued interest due September 1, 2007. Should the Lender decrease the amount of the First Trust Deed to $7,150,000 or more, then the Seller will increase the Second Trust Deed under the same terms and conditions, by the amount necessary to provide $8,400,000 of total financing. Should the lender increase the interest rate, then the Seller will decrease the interest rate on the Second Trust deed, such that, the blended rate on the $8,400,000 of financing, shall not exceed 7%.

              THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

                  SIGNATURE PAGE FOR PARK SAHARA OFFICE COMPLEX
                               PURCHASE AGREEMENT

EXECUTED on this 14TH day of August, 2002

SELLER:

Park Sahara Office Center Limited

By: /s/ Ronald W. Gardiner
    -----------------------------
Title: GENERAL PARTNER
      --------------------------

EXECUTED on this 16 day of August, 2002.

BUYER:

TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company

By: /s/ Anthony W. Thompson
    -----------------------------
    Anthony W. Thompson
    President

                                    EXHIBIT A

                     Legal Description of the Real Property